Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 19, 2021, with respect to the consolidated financial statements of Capstead Mortgage Corporation incorporated by reference in Franklin BSP Realty Trust, Inc.’s Form 8-K/A filed November 12, 2021, which is incorporated by reference in the Registration Statement (Form S-8) and related Prospectus of Franklin BSP Realty Trust, Inc. for the registration of 5,500,000 shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

November 12, 2021